SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

________________



FORM 11-K



ANNUAL REPORT

PURSUANT TO SECTION 15 (d) OF THE

SECURITIES EXCHANGE ACT OF 1934



(Mark One):



    X    ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES
EXCHANGE ACT OF 1934 [FEE REQUIRED].



For the fiscal year ended  December 31, 1995





OR



         TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 [NO FEE REQUIRED]



For the transition period from              to







Commission file number     1-8233







         A. Full title of the plan and the address of the plan, if different from that of the issuer named below:

              USF&G CAPITAL ACCUMULATION PLAN





         B. Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:





USF&G CORPORATION

100 Light Street

Baltimore, Maryland 21202

REQUIRED INFORMATION



         The USF&G Capital Accumulation Plan (the "Plan") is subject to the financial reporting requirements of Employee Retirement
Income Security Act of 1974 (ERISA).  In accordance with
Instruction E to Form 11-K, the Plan financial statements and schedules prepared in accordance with the financial reporting requirements of ERISA are filed in paper under cover of Form SE.



EXHIBIT INDEX









Exhibit                                                               Sequential
Number                     Description                               Page Number



 23                  Consent of Independent Auditors                     5







SIGNATURES







         The Plan. Pursuant to the requirements of the Securities
Exchange Act of 1934, the trustees have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.





                           USF&G CAPITAL ACCUMULATION PLAN

                           (Name of Plan)

Date     June 21, 1996              /s/  John A. MacColl

                                Name:    John A. MacColl
                               Title:    Senior Vice President
                                         USF&G Corporation and
                                         Plan Administrator

EXHIBIT 23









CONSENT OF INDEPENDENT AUDITORS







We consent to the incorporation by reference in the registration statement numbers 33-20449, 33-9405, 33-33271, 33-21132,
33-51859, 33-63333, and 33-65471 on Form S-3, and 2-72026,
2-61626, 2-98232, 33-16111, 33-38113, 33-35095, 33-43132,
33-45664, 33-45665, 33-61965, 33-55667, 33-55669, 33-55671,
33-59535, 33-64839, and 333-04359 on Form S-8 of USF&G
Corporation of our report dated June 21, 1996 with respect to the financial statements and schedules of the USF&G Capital Accumulation Plan included in this Annual Report (Form 11-K) for the year ended December 31, 1995.







                           /s/   ERNST & YOUNG LLP





Baltimore, Maryland

June 21, 1996